UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING


                        Commission File Number: 000-29800

(Check one):

|X| Form 10-KSB      |_| Form 20-F    |_| Form 11-K     |_| Form 10-QSB
|_| Form N-SAR       |_| Form N-CSR


         For the Period Ended:   December 31, 2004

         |_|      Transition Report on Form 10-K and Form 10-KSB
         |_|      Transition Report on Form 20-F
         |_|      Transition Report on Form 11-K
         |_|      Transition Report on Form 10-Q and Form 10-QSB
         |_|      Transition Report on Form N-SAR

         For the Transition Period Ended: _________________

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION

Full name of registrant:            VirtGame Corp.
                          ------------------------------------------------------

Former name if applicable:          N/A
                            ----------------------------------------------------

Address of principal executive office
(street and number):                     5900 Pasteur Court, Suite A
                            ----------------------------------------------------

City, State and Zip Code:           Carlsbad, California  92008
                           -----------------------------------------------------

PART II -- RULE 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     |   (a)  The reasons  described in  reasonable  detail in Part III of this
     |        form  could  not be  eliminated  without  unreasonable  effort or
     |        expense;
     |
     |   (b)  The subject annual report,  semi-annual report, transition report
|X|  |        on Forms 10-K, 20-F, 11-K or Form N-SAR, or portion thereof, will
     |        be filed  on or  before  the  15th  calendar  day  following  the
     |        prescribed  due  date;  or  the  subject   quarterly   report  or
     |        transition report on Form 10-Q or portion thereof,  will be filed
     |        on or before the fifth  calendar day following the prescribed due
     |        date; and
     |
     |   (c)  The  accountant's  statement  or other  exhibit  required by Rule
     |        12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period:

     VirtGame Corp. was unable to file its Annual Report on Form 10-KSB for the year ended December 31, 2004 due to unanticipated delays in preparing the annual report, including the financial statements made part thereof, caused by the turnover in executive management in 2004 and the allocation of resources to the Company's proposed merger acquisition by Mikohn Gaming Corporation.

PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification:

             Arnaldo Galassi                         (760) 438-1247
         -------------------------        ------------------------------------
              (Name)                          (Area Code) (Telephone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report (s) been filed? If the answer is no, identify report(s):

      Yes   |X|     No  |_|

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes  |_|      No  |X|

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                   SIGNATURES

                                 VIRTGAME CORP.
                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.



Date:    March 31, 2005            By: /s/ Arnaldo Galassi
                                      ------------------------------------------
                                       Arnaldo Galassi
                                       Its:   Chief Financial Officer